Exhibit 2.1

AGREEMENT AND Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 23, 2022, is by and between Riot Blockchain, Inc., a Nevada corporation (“Parent”), and Riot Platforms, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are sometimes collectively referred to as the “Constituent Corporations” in this Agreement.

BACKGROUND

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub has determined that it is advisable and in the best interests of the respective Constituent Corporations to enter into a business combination by means of the merger of Merger Sub with and into Parent (the “Merger”) and has approved and adopted this Agreement in accordance with NRS 92A.180.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Constituent Corporations hereby agree as follows:

AGREEMENT

1.	Parent and Subsidiary. Merger Sub is a direct, wholly-owned subsidiary of Parent.

2.	Articles of Merger and Effective Time. Following the approval of this Agreement, Parent shall cause to be filed articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada. The Merger will take effect on December 30, 2022 (the “Effective Time”).

3.	Effect of Merger. At the Effective Time, Merger Sub shall merge with and into Parent, whereupon the separate existence of Merger Sub shall cease and Parent shall be the surviving corporation of the Merger (the “Surviving Corporation”). The effect of the Merger shall be as provided in the Nevada Revised Statutes. Without limiting the generality of the foregoing, as a result of the Merger, all rights, powers, privileges, obligations, and duties of Merger Sub shall become the rights, powers, privileges, obligations, and duties of the Surviving Corporation.

4.	Name of Surviving Corporation. The name of the Surviving Corporation shall be “Riot Platforms, Inc.”

5.	Governing Documents. The Articles of Incorporation of Parent, as amended to the extent provided in the Articles of Merger, and the Bylaws of Parent, as in effect at the Effective Time, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the Surviving Corporation until sooner terminated or changed as permitted by the provisions of Nevada Revised Statutes, as amended.

6.	Directors and Officers. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, and shall hold office until the election and qualification of their respective successors in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation, or until their earlier respective resignation, death, or removal.

7.	Conversion of Securities and Consideration. At the Effective Time, by virtue of the Merger and in consideration therefor, and without any action on the part of the Constituent Corporations or any stockholder thereof, (i) each share of Merger Sub Common Stock shall be cancelled and no shares of Parent or other consideration shall be issued or delivered in exchange therefor, and (ii) each share of Parent's Common Stock shall remain unchanged in the hands of the holder thereof as an outstanding share of the Surviving Corporation.

8.	Representations and Warranties of Parent. Parent represents and warrants to Merger Sub that as of the date of this Agreement and as of the Effective Time: (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) Parent has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to execute the Articles of Merger, (c) this Agreement has been duly executed and delivered by Parent, and has been authorized by all necessary corporate action, and constitutes the legal, valid, and binding obligations of Parent, enforceable in accordance with its terms, and (d) the execution, delivery, and performance of this Agreement does not conflict with any provision of the Articles of Incorporation or Bylaws of Parent.

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9.	Representations and Warranties of Merger Sub. Merger Sub represents and warrants to Parent that as of the date of this Agreement and as of the Effective Time: (a) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, (c) this Agreement has been duly executed and delivered by Merger Sub, and has been authorized by all necessary corporate action, and constitutes the legal, valid, and binding obligations of Merger Sub, enforceable in accordance with its terms, and (d) the execution, delivery, and performance of this Agreement does not conflict with any provision of the Articles of Incorporation or Bylaws of Merger Sub.

10.	Waiver of Notice. Parent, as the sole owner of Merger Sub, hereby waives the requirement that the Surviving Corporation mail a copy or summary of this Agreement to each owner of Merger Sub as set forth in NRS 92A.180(4).

11.	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Constituent Corporations as to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind between them.

12.	Severability. If any term or other provision of this Agreement is deemed invalid, illegal, or unenforceable, all other provisions of this Agreement shall nevertheless remain in full force and effect.

13.	Termination. Prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action of the board of directors of Parent, acting in its sole discretion.

14.	Amendment. Prior to the Effective Time, this Agreement may be amended, modified, or supplemented only by an agreement in writing executed by both Constituent Corporations.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law.

16.	Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures follow]

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IN WITNESS WHEREOF, the Constituent Entities have executed this Agreement on the date first above written.

PARENT

RIOT BLOCKCHAIN, INC.

/s/ Jason Les
Name: Jason Les Title: President

MERGER SUB

RIOT PLATFORMS, INC.

/s/ Jason Les
Name: Jason Les Title: President

Signature Page to Agreement and Plan of Merger